FOR IMMEDIATE RELEASE


                                             Contact:  John Fredericks
                                                       (201) 697-2000
                                                                 or
                                                       Paul P. Lubertazzi
                                                       (201) 882-0800

Oak Ridge and  Montville,  NJ September  16, 1997 - Lakeland  Bancorp,  Inc. and
Metropolitan State Bank jointly announced today that they have signed a definitive Agreement by which Lakeland Bancorp will acquire Metropolitan State Bank, a two- branch bank headquartered in Montville. The merger will expand Lakeland's presence in Morris County.

Under the terms of the Agreement, Metropolitan State Bank will continue to operate as a separate bank under Lakeland's holding company. Subject to adjustment, each common share of Metropolitan State Bank will be exchanged for $26.20 in shares of Lakeland Bancorp stock. Based on today's price of $27.00, each share of Metropolitan would receive 0.9704 shares of Lakeland Bancorp stock for a total value of the transaction of $17.8 million.

John Fredericks, President of Lakeland Bancorp said that "Metropolitan is a quality institution with the same customer philosophy as Lakeland and serves a growing market that Lakeland has included in its expansion plans for some time" and he is "pleased that they had elected to join Lakeland as our second bank.

Paul P. Lubertazzi, Chairman and Chief Executive Officer of Metropolitan State Bank, stated that he is "very pleased to be joining with Lakeland Bancorp and look forward to the benefits this affiliation offers to our shareholders, customers and employees."

The  acquisition  is  condition  upon  necessary   regulatory  and  shareholders
approvals, satisfactory due diligence review and other customary conditions. It is anticipated that the merger will close during the first half of 1998.

Metropolitan State Bank had total assets of $85,500,000 and total equity of $7,093,000 at June 30, 1997. Metropolitan earned $352,000 or $0.52 per share for the first six months of 1997.

Lakeland Bancorp is the holding company for Lakeland State Bank and at June 30, 1997, had total assets of $402,733,000 and total equity of $38,919,000. Lakeland Bancorp earned $2,538,000 or $0.75 per share for the first six months of 1997.